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FOR IMMEDIATE RELEASE


              FOREST / ANSCHUTZ / ENRON SIGN DEFINITIVE AGREEMENTS

DENVER, COLORADO - MAY 18, 1995 - Forest Oil Corporation ("Forest") announced that it has signed definitive agreements with The Anschutz Corporation ("Anschutz") and with an affiliate of Enron Corp. ("Enron") concerning the transactions previously announced by Forest with Anschutz and Enron on April 18, 1995.

William L. Dorn, Chairman and Chief Executive Officer of Forest, stated "The signing of definitive documentation represents a significant step toward the completion of the Anschutz and Enron transactions. Consummation of these transactions will allow Forest to pursue attractive acquisitions of properties and companies utilizing our common stock as a significant component of the consideration. The growth strategy will be guided by our commitment to build on our established operating capabilities and to further improve our capital structure."

The agreement with Anschutz specifies that Anschutz will purchase 18.8 million shares of the Company's common stock and shares of a newly-issued preferred stock that are convertible into 6.2 million additional shares of common stock for a total consideration of $45 million, or $1.80 per share. The preferred stock will have a liquidation preference and will receive dividends ratably with the common stock. The investment will be made in two closings. In the first closing, expected to occur later in May 1995, Anschutz will loan the Company $9.9 million for a term of nine months. The loan may be converted into 5.5 million shares of Forest's common stock at Anschutz's election, but the loan must be so converted at the second closing. At the second closing, expected to occur in July 1995 following receipt of the approval of Forest's shareholders of the transactions, Anschutz will purchase 13.3 million shares of common stock and the convertible preferred stock.

Agreement was also reached with Enron to restructure its existing non-recourse secured loan of approximately $62.1 million. Under the terms of the Enron agreement, the interest rate on the loan will be reduced in exchange for warrants to purchase common stock of Forest. Forest anticipates that the loan restructuring will reduce the recorded amount of the liability by approximately $12 million and will lower its annual interest expense on the loan by approximately $2.0 million. Enron will receive warrants to purchase
11.25 million shares at $2.00 per share. In addition, Forest will issue to



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Anschutz warrants to purchase 19.44 million shares of common stock at $2.10 per share. The $2.00 warrants expire on December 31, 2002, subject to earlier expiration in certain circumstances. The $2.10 warrants are exercisable for 18 months, subject to extension in certain circumstances to 36 months. Enron will grant Anschutz a 36-month option to purchase the shares issuable upon exercise of the $2.00 warrants at an increasing option price capped at $3.10 per share. The proceeds from the exercise of both the $2.00 and $2.10 warrants will be used to repay remaining Enron indebtedness.

The first closing and the extension of the $9.9 million loan from Anschutz are subject to the approval of certain of Forest's creditors. The transactions with Anschutz to be consummated at the second closing, the restructure of the Enron loan and the transactions between Anschutz and Enron described above are also subject to, among other things, the prior approval of Forest's shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Upon approval of the transaction by Forest shareholders and the occurrence of the second closing, Anschutz would own slightly less than 40% of Forest's outstanding common stock and would have the right to acquire up to approximately 36.9 million additional shares, subject to the following restrictions. Anschutz has agreed that it will not exercise warrants or options, convert preferred stock or otherwise acquire common stock if such action would result in its ownership being equal to 40% or more of the outstanding common stock. Further, Anschutz has agreed to voting restrictions that limit its freely voted shares to 19.99% of the Forest outstanding voting stock, with the remainder of the shares acquired by Anschutz in the transaction or otherwise to be voted pro rata with other Forest shareholders. Anschutz will also be subject to share transfer restrictions in certain circumstances. The purchase, voting and transfer restrictions are subject to certain exceptions and terminate after five years.


The Anschutz agreement contemplates that after the second closing Anschutz will designate three board members out of a reconstituted 10-member Board of Directors that will include two members of management and five directors who are neither in management nor affiliated with Anschutz.

The agreements require Forest to pay certain expenses incurred by Anschutz and Enron and to pay Anschutz certain fees including fees payable upon the occurrence of certain subsequent events prior to the second closing. These events include a merger, consolidation or other business combination between Forest and a person other than Anschutz, or the acquisition by any other person of 40% or more of the Forest common stock. In the Anschutz agreement, Forest has agreed not to solicit proposals for transactions that would require Forest to pay a subsequent event fee and to keep Anschutz generally informed regarding the receipt and disposition by Forest of proposals regarding such transactions made by other persons.


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The Anschutz Corporation is a member of the privately-held Anschutz group of companies headquartered in Denver, Colorado. The group's principal businesses include natural resources, transportation, communications, and real estate.


Forest Oil Corporation is engaged in the exploitation and acquisition of, exploration for and development and production of natural gas and crude oil. Its principal reserves and producing properties are located in the Gulf of Mexico and Texas, Oklahoma and Wyoming. Forest Oil's common and preferred stocks are traded on the NASDAQ/NMS system under the FOIL and FOILO symbols, respectively.


May 18, 1995


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